Distributorship and Manufacturer's Representative Agreement

This Distributorship Agreement and Manufacturer's ("the Agreement") is made this 16th day of May 2008, by and between CGM Applied Security Technologies, Inc. ("CGM-AST"), which is a wholly owned subsidiary of Allied Security Innovations, Inc., (f/k/a Digital Descriptor Systems, Inc.) whose address is 1709 Route 34, Suite 2, Farmingdale, NJ 07727 ("Allied") ("CGM-AST" and "Allied" collectively referred to as "the Company") and Erik Hoffer, ("Mr. Hoffer") an individual having an address at 24156 Yacht Club Boulevard, Punta Gorda, Florida, 33955, CGM Security Solutions, Inc., a Florida Corporation located at 24156 Yacht Club Boulevard, Punta Gorda, Florida, 33955 (Erik Hoffer and CGM Security Solutions, Inc. collectively referred to as "Hoffer").

RECITALS

WHEREAS, Mr. Hoffer, on behalf of CGM Security Solutions, Inc. and the Company entered into an Asset Purchase Agreement effective March 1, 2005 whereby the Mr. Hoffer agreed to sell, transfer and assign certain assets of Security Solutions to the Company pursuant to certain conditions set forth therein. Additional terms regarding the transaction were memorialized in a 2.86% Secured Convertible Promissory Note dated February 25, 2005, a Security Agreement dated February 24, 2005, an Intellectual Property Agreement dated February 25, 2005 and an Employment Agreement with Mr. Hoffer dated February 25, 2005 (the "Documents")

WHEREAS, Mr. Hoffer and the Company have agreed to amend, change and/or eliminate terms set forth in the Documents and simultaneously with the execution of the within Agreement will execute the new documents, including, this Agreement, Amended Asset Purchase Agreement and Amended Promissory Note;

WHEREAS, the parties wish to memorialize a basis of understanding between the parties such that they can conduct business with a defined understanding of their respective roles;

WHEREAS, CGM-AST manufactures, distributes and sells world-wide tamper-evident tapes, locks, and various security-related products (hereinafter referred to as the "Products") to the commercial markets;

WHEREAS, Hoffer possesses specialized knowledge regarding the security market for the Products, (hereinafter defined);

WHEREAS, CGM-AST is desirous of engaging Hoffer to act as its non-exclusive distributor and manufacturer representative (subject to certain limitations hereinafter set forth) for the sale and distribution of the Products in the "Territory" (hereinafter defined), on the terms and conditions as set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein the parties agree as follows.

Definitions

"Territory" for purposes of this Agreement shall mean Continental US. The Territory may be changed upon mutual agreement in writing of the parties.

"Products" for purposes of this Agreement shall mean the items set forth on Schedule 1.1 hereto. The Company reserves the right to add to its product line.

"Tapes" and "Labels" for purposes of this Agreement shall mean all security tapes and labels manufactured, sold or distributed by the Company.

"Hard goods" for purposes of this Agreement shall mean all ToppClip, Locks, Boltseals, Navalocks, Cable Seals, Kingpin Locks, Glad Hand Locks and any other product in the Company's portfolio or as developed and expanded.

Capitalized terms not defined in this Article 1 shall have the meaning ascribed to such terms elsewhere in this Agreement.

Distributorship Terms: As a non-exclusive Distributor for the Company, Hoffer shall sell the Products in the Territory as defined above. Hoffer shall have the ability to purchase Products from the Company and sell them at the Company's Manufacturer's Suggested Prices ("MSRP"), and receive the most favourable nation prices as a Platinum Distributor, i.e. 20% off of the of the column to the right as applicable to the volume pricing charts. Charts will be attached hereto for reference. The parties expressly acknowledge that the Company reserves the right to change the prices at anytime with thirty (30) days notice to Hoffer.

Hoffer will purchase products in the same fashion as the Company may offer these goods to other distribution clients and at the same lowest distribution prices. Hoffer may sell these items and bill them to his clients directly. No commission will be paid on distributed goods. Hoffer will be required to establish credit in the same manner as any other customer and will have the same terms as other customers as decided by the Chief Financial Officer. Once purchased, Hoffer may sell these goods anywhere. Hoffer will disclose to the Company the Client's name and location of such sales purchased by him which information will be treated as Confidential Information not be used or disclosed by the Company

Manufacturing Terms: As a Manufacturing Representative, Hoffer (and secondary tiered representatives) may identify companies, as long as they are not then current customers of the Company in the Territory that may be considered accounts that Hoffer

will handle and receive commission on orders at the following rate: 10% for tapes and labels; 10% for hard goods. These rates are subject to change if custom pricing or non-standard pricing is utilized. MSRP must be maintained unless written approval is first received from the Company. The Company may wish to have Hoffer sell or solicit for sale current CGM-AST clients where no specific representative is currently engaged in selling that client directly. In this case CGM-AST may from time to time assign such accounts to Hoffer which become his for the life of this contract.

Reciprocity of Agreement. The parties agree that this Agreement is reciprocal in that if the Company chooses to sell or distribute any products developed, licensed or produced by Hoffer, the provisions of this Agreement shall apply.

Non-Compete Agreement. Hoffer agrees not to sell any competitive products that the Company produces or markets on the date hereof. In the event competitive products are carried by Hoffer, the Company has the right to remedies, which may include immediate termination of this Agreement, injunctive relief, immediate retraction of any established payment terms hereunder and immediate payment in full of any outstanding balances due to the Company. Notwithstanding anything stated herein to the contrary, Hoffer shall have the right to carry and offer for sale non-competing products to CGM-AST's manufactured items or items described as the Intellectual Property of CGM-AST or where they own or license patent rights to products, providing that Hoffer delivers and timely updates a list of those non-competing products offered for sale. It is expressly agreed that in the event Hoffer contracts with representatives to sell the Products, each shall be subject to the approval of the Company which will not be unreasonably delayed or withheld. Hoffer shall be responsible to advise each such representative of the duties and obligations stated in this Agreement and shall, along with the representative be responsible for compliance herewith.

Independent Contractor/Use of Name CGM Security Solutions, Inc. Hoffer shall be working for its own account and at its own risk. Hoffer recognizes its position as independent from the Company and agrees as such that it will not act in any way or matter which could be construed that Hoffer is the legal representative, agent of and/or employee of the Company. In order to avoid confusion by a third party, or predecessor, Hoffer agrees that the "CGM" portion of "CGM Security Solutions, Inc." shall not be marketed as the header on his rigsecure web site. For example, Hoffer will remove references to "CGM" from www.riglock.com or any other website he utilizes. Hoffer shall be permitted to maintain CGM Security Solutions, Inc. as a Florida Corporation in any text on any web site or in any articles he writes since that is the legal name of his Florida Corporation and the name under which he bills clients for distributed goods.

Default. This Agreement may be terminated immediately upon written notice by the Company for breach of any provision of this Agreement by Hoffer, provided that written notice has first been given to the breaching party setting forth the nature of the alleged breach and the breaching party has not remedied the breach within ten (10) business days after delivery of such notice. Either party may immediately terminate this Agreement if the other party files for any bankruptcy protection, is the subject of an involuntary bankruptcy or shall enter into or seek to enter into an

assignment for the benefit of creditors or if the Company defaults payment to Hoffer in accordance with the provisions of the Amended Asset Purchase Agreement or Amended Promissory Note.

Governing Law. This Agreement shall be interpreted solely in accordance with, and the rights of the parties hereto shall be determined solely by, the laws of the State of New York. For purposes of this Agreement, Hoffer and the Company will provide their own legal representation for any legal process that they become involved in with one another at their respective sole expense.

Jurisdiction. Hoffer and the Company each agrees to submit to the exclusive jurisdiction of the State and Federal Courts in the State of New York.

Non-Disclosure Agreements

For the purpose of this Agreement Hoffer will honor any Non Disclosure agreements signed by the Company, that are known to Hoffer, which are agreements of clients located in the Territory given to Hoffer, or to clients solicited by Hoffer in any area of the country.

Notices. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or upon confirmation of delivery via courier and addressed as follows (or at such other address as a party may designate by notice to the other):

If to the Company:

Allied Security Innovations, Inc.
1709 Route 34, Suite 2
Farmingdale, NJ 07727
Attention: President and Chief Executive Officer
Telephone: (732) 751-1115
Facsimile: (732) 751-1130

With copy to: COUNSEL

If to Distributor: Mr. Erik Hoffer
24156 Yacht Club Boulevard
Punta Gorda, Florida 33955
Telephone: 941-575-0243
Facsimile: 941-575-0971

With a copy to: COUNSEL FOR DISTRIBUTOR

Term. This Agreement shall have a term of one (1) year, which will automatically renew for two (2) additional one (1) year period at which time it will continue if both parties agree to do so in writing.

Sales Training

The Company will provide Hoffer with on going sales training and certain samples. Samples of products in excess of $25 per unit or in total may be purchased by Hoffer if needed. Sales literature, where available, will be provided to Hoffer as will sales support in sending out e-mail letters and quotes to Hoffer's clients by sales service personnel. Questions on policy, products or general sales information and on going training will be provided by the Company to Hoffer at no cost to Hoffer. Should training on site be required; Hoffer will fund his own travel to the Company or will assume all other expenses of representatives of the Company traveling to Hoffer. Where applicable, Hoffer may be asked to participate in local tradeshows at the Company's sole expense where appropriate. The Company respects the fact that Hoffer will be selling without active participation by the Company in his territory and therefore will offer to Hoffer any answers to sales questions or sales service functions he requires to help close orders.

ADDITIONALLY: Hoffer may be asked from time to time to offer training to CGM-AST personnel or perform technical or developmental functions, participate in special client visits or offer sales assistance to CGM-AST representatives or Distributors. Hoffer will act in these capacities for CGM-AST as needed at a daily rate of $800 plus all travel, lodging, auto and food expenses for as long as he is actively working on their behalf.

Confidential Information Hoffer agrees not to disclose information known to him as proprietary for a period of there (3) years after the signing of this Agreement. All prices, specifications, any elements of this agreement, any NDA's signed by Hoffer, any information defined to Hoffer as confidential, and working of the Company and any other information or material science developed by the sales samples or the information provided to Hoffer will be considered confidential and be subject to this Agreement. Any items sold by Hoffer in violation of this Agreement, will be deemed to void this agreement with regard to commissions with the exception of the disclosure of any confidential information which, will remain in force for the three (3) year period. Many items such as prices, corporate policies, clients etc., are considered company confidential information and will be considered proprietary under this Agreement. These items will be returned upon termination of this Agreement and the Company has the right to withhold any payments under this Agreement until such material and samples are returned. Disclosure of such information can do irreparable harm to the Company and Hoffer will become financially liable should such a breach in trust occur. This Agreement does not, in any way, preclude Hoffer from selling; soliciting or dealing with any of his clients at any time, should Hoffer separate from the Company. It pertains solely to the Company's confidential information in his care.

Duties of Hoffer
Hoffer agrees to diligently and professionally solicit business for the Company as an independent salesman in his territory in accordance with the terms of this Agreement. .. Hoffer agrees to solicit business in his territory at his own expense for travel, , office supplies, phone, car etc.

Indemnification

The parties will indemnify and hold harmless each other harmless from and against any and all losses, costs, expenses, claims, damages and liabilities to which such Indemnified Party may become subject under any applicable law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the performance of the services contemplated by this Agreement.

The parties specifically agree that the Company will hold Hoffer harmless in all product liability issues so long as Hoffer was truthful and accurate in marketing the product for a specific purpose. Any liability for non-performance of products will be the sole responsibility of the Company and its' insurance carrier.

Hoffer will hold the Company harmless in all product liability issues for his TS4A air brake lock or other products he develops in time and offers to the Company to sell as a distributor.

The parties agree to list each other as a co-insured party on its liability insurance policies.

The parties agree to obtain the aforementioned insurance policies and maintain insurance policies with a minimum face amount of $1,000,000.00 naming the other party as co-insured. The parties shall provide a copy of the policy to the other party within thirty (30) days of the signing of the within agreement. Thereafter, the parties shall provide each other with proof of such insurance coverage at anytime same is requested by the other party.

Facsimile Signatures
Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

The forgoing is understood and agreed to by both parties:

CGM **CGM APPLIED SECURITY**	**SECURITY SOLUTIONS, INC.** **TECHNOLOGIES, INC.**
By:____________________ Erik Hoffer	By:____________________ Anthony R. Shupin
Title:	Title: President and CEO CGM-AST
(Corporate Seal)	(Corporate Seal)